Exhibit 5.1
                                                               -----------

               OPINION OF WILSON SONSINI GOODRICH & ROSATI


September 28, 1999


Fusion Medical Technologies, Inc.
1615 Plymouth Street
Mountain View, CA  94043

     Re:     Registration Statement on Form S-8
             ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 28, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1993 Stock Option Plan (as to 1,549,847 shares), (the "Plan"). As legal counsel for Fusion Medical Technologies, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                  Very truly yours,

                                  WILSON SONSINI GOODRICH & ROSATI
                                  Professional Corporation


                                  /s/ J. CASEY MCGLYNN
                                  ---------------------------------
                                  J. Casey McGlynn


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